Exhibit 16.1

[Letterhead of Mayer Hoffman McCann P.C.]

July 1, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ignyta, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ignyta, Inc. dated July 1, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.